UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2011

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On March 24, 2011, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into a series of agreements relating to the consolidation of five separate credit facilities into one $3.9 billion credit facility with the National Rural Utilities Cooperative Finance Corporation (“CFC”), which has a “related party” relationship with Farmer Mac as the result of CFC’s ownership of Farmer Mac common stock.  The new consolidated credit facility is evidenced by the following agreements:  (1) an Amended and Restated Master Note Purchase Agreement dated as of March 24, 2011 (the “Note Purchase Agreement”) between Farmer Mac, Farmer Mac Mortgage Securities Corporation, a wholly owned subsidiary of Farmer Mac (“FMMSC”), and CFC; (2) an Amended, Restated and Consolidated Pledge Agreement dated as of March 24, 2011 (the “Pledge Agreement”) between Farmer Mac, FMMSC, CFC and U.S. Bank National Association, as collateral agent; (3) a First Supplemental Note Purchase Agreement dated as of March 24, 2011 (the “First Supplemental Note Purchase Agreement”) between Farmer Mac, FMMSC, and CFC; and (4) a Setoff Rights Letter Agreement dated as of March 24, 2011 (the “Letter Agreement” and together with the Note Purchase Agreement, the Pledge Agreement and the First Supplemental Note Purchase Agreement, the “Agreements”) between Farmer Mac, FMMSC and CFC.

The Agreements amend, restate and consolidate the Note Purchase Agreements, Pledge Agreements and Setoff Rights Letter Agreements dated as of December 15, 2008, as of February 5, 2009, as of March 23, 2009, as of May 22, 2009, and as of January 11, 2011, in each case as amended (collectively, the “Former Agreements”), between Farmer Mac, FMMSC, CFC and, with respect to the Pledge Agreements, U.S. Bank.  The terms of all general obligation notes that have been purchased and remain outstanding pursuant to the Former Agreements, together with any new general obligation notes purchased pursuant to the Agreements, will be governed by the Agreements on and after March 24, 2011.  The cumulative amount of notes sold by CFC to FMMSC that remained outstanding as of March 30, 2011 was approximately $1.41 billion.

The Note Purchase Agreement provides CFC the ability to borrow money evidenced by general obligation notes sold to FMMSC and secured by eligible rural utilities loans.  Farmer Mac will guarantee the timely payment of interest and principal on any notes issued and sold by CFC under the Note Purchase Agreement.  The Note Purchase Agreement, together with the First Supplemental Note Purchase Agreement, is structured as a revolving borrowing facility with an initial draw period of five years and a maximum principal amount of notes outstanding at any time of $3.9 billion, which was the cumulative amount available under the five separate credit facilities evidenced by the Former Agreements.  This initial draw period will be extended for an additional year on an annual basis unless notice of non-renewal is given by Farmer Mac.  Each note will accrue interest at a fixed or floating rate and will mature, in each case, as determined at the time of issuance.  The Pledge Agreement provides for the pledge by CFC to the collateral agent, for the benefit of Farmer Mac and FMMSC, of eligible rural utilities loans made by CFC to its members to secure CFC’s obligations under the Note Purchase Agreement, in an amount equal to at least 100% of the outstanding principal amount of notes issued and sold by CFC under the Note Purchase Agreement.  The Letter Agreement provides that in the event of a payment default by CFC under the Note Purchase Agreement, Farmer Mac shall have the right to setoff any amounts due to CFC in respect of Farmer Mac’s Series C Preferred Stock that is held by CFC.

CFC is the second-largest owner of Farmer Mac’s Class A voting common stock, and is named as a holder of more than 5% of Farmer Mac’s Class A voting common stock in Farmer Mac’s Proxy Statement dated April 28, 2010 and filed with the SEC on April 29, 2010.  The Agreements described above were entered into on an arms-length basis in the ordinary course of business, with terms and conditions comparable to those available to other program participants that do not have a related party relationship with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:	/s/ Jerome G. Oslick
Name:	Jerome G. Oslick
Title:	Senior Vice President – General Counsel

Dated:           March 30, 2011